                LETTERHEAD OF CAHILL GORDON & REINDEL                EXHIBIT 5.1






                                February 4, 1999




Atlas Air, Inc.
538 Commons Drive
Golden, Colorado  80401

                  Re: Registration of Common Stock

Ladies and Gentlemen:

                  We have acted as counsel for Atlas Air, Inc., a Delaware corporation ("Atlas"), in connection with the filing by Atlas of its Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, which registration statement relates to up to $650,000,000 in aggregate principal amount of certain shares of Common Stock of Atlas, $0.01 par value per share (the "Common Stock").

                  In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials and officers of Atlas, we have assumed the same to have been properly given and to be accurate.

                  Based upon the foregoing, we are of the opinion that the Common Stock, will be validly issued, fully paid and nonassessable when, as and if (i) the Registration Statement shall have become effective pursuant to the provisions of the Act, (ii) appropriate corpo-rate action shall have been taken to authorize the issuance and sale of such Common Stock, (iii) a Prospectus Supplement or Prospectus Supplements with respect to the shares of Common Stock shall have been filed (or transmitted for filing) with the Commission pursuant to Rule 424(b) of the Act and any exhibits necessary under the rules and regulations of the Commission shall have been filed with the Commission in an amendment to the Registration Statement or incorporated by reference into the Registration Statement pursuant to a Current Report on Form 8-K of the Company filed with the Commission, (iv) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities shall have been obtained and (v) appropriate certificates representing the shares of Common Stock are duly executed, countersigned by the Company's transfer agent/registrar, registered and delivered against payment of the agreed consideration therefore in accordance with the applicable Agreement.

                  The opinions expressed herein are limited in all respects to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Validity of the Common Stock" in the prospectus relating to the Common Stock that constitutes a part of the Registration Statement.


                                              Very truly yours,


                                              /s/ CAHILL GORDON & REINDEL